Exhibit 99.1

HOME BUSINESS OF MOTOROLA MOBILITY LLC

Combined Financial Statements

December 31, 2012, 2011, and 2010

(With Report of Independent Registered Public Accounting Firm)

HOME BUSINESS OF MOTOROLA MOBILITY LLC

Combined Financial Statements

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Combined Statements of Operations for the period from May 23 through December 31, 2012 (Successor), January 1 through May 22, 2012 (Predecessor), and the years ended December 31, 2011 and 2010 (Predecessor)	2

Combined Statements of Comprehensive Income (Loss) for the period from May 23 through December 31, 2012 (Successor), January 1 through May 22, 2012 (Predecessor), and the years ended December 31, 2011 and 2010 (Predecessor)	3

Combined Balance Sheets as of December 31, 2012 (Successor) and 2011 (Predecessor)	4

Combined Statements of Business Equity for the period from May 23 through December 31, 2012 (Successor), January 1 through May 22, 2012 (Predecessor), and the years ended December 31, 2011 and 2010 (Predecessor)	5

Combined Statements of Cash Flows for the period from May 23 through December 31, 2012 (Successor), January 1 through May 22, 2012 (Predecessor), and the years ended December 31, 2011 and 2010 (Predecessor)	6

Notes to Combined Financial Statements	7

KPMG LLP
Aon Center
Suite 5500
200 East Randolph Drive
Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors

Motorola Mobility LLC:

We have audited the combined balance sheets of the Home Business of Motorola Mobility LLC (the Business), a wholly owned subsidiary of Google, Inc. (Successor), as of December 31, 2012, and the Home Business of Motorola Mobility LLC (Predecessor) as of December 31, 2011, and the related combined statements of operations, comprehensive income (loss), business equity, and cash flows for the period from May 23, 2012 to December 31, 2012 (Successor period), and the period from January 1, 2012 to May 22, 2012 and for the years ended December 31, 2011 and 2010 (Predecessor periods). These combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor combined financial statements present fairly, in all material respects, the financial position of the Home Business of Motorola Mobility LLC, a wholly owned subsidiary of Google, Inc., as of December 31, 2012, and the results of their operations and their cash flows for the Successor period, in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the Predecessor combined financial statements present fairly, in all material respects, the financial position of the Home Business of Motorola Mobility LLC as of December 31, 2011, and the results of their operations and their cash flows for the Predecessor periods, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the combined financial statements, effective May 22, 2012, Google, Inc. acquired all of the outstanding stock of Motorola Mobility Holdings, Inc., the parent company of the Business, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

As discussed in note 2 to the combined financial statements, in 2010, the Business adopted revenue recognition guidance for multiple-deliverable revenue arrangements and certain revenue arrangements that include software elements.

Chicago, Illinois

March 13, 2013

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

Home Business of Motorola Mobility LLC

Combined Statements of Operations

(In millions)

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Net revenues	$2,077	$1,266	$3,539	$3,642
Costs of sales	1,498	891	2,425	2,600

Gross margin	579	375	1,114	1,042
Research and development expenditures	276	196	477	455
Selling, general, and administrative expenses	170	124	347	363
Other charges	188	14	122	71

Operating earnings (loss)	(55)	41	168	153
Other income (expense):
Interest income (expense), net	1	—	1	2
Gain on sales of investments, net	—	—	9	—
Other income (expense), net	(5)	(4)	12	(1)

Total other income (expense)	(4)	(4)	22	1
Income (loss) before income taxes	(59)	37	190	154
Income tax expense (benefit)	(2)	—	58	53

Net income (loss)	(57)	37	132	101

Less earnings attributable to noncontrolling interests	—	—	—	7
Net income (loss) attributable to Home Business of Motorola Mobility LLC	$(57)	$37	$132	$94

See accompanying notes to combined financial statements.

Home Business of Motorola Mobility LLC

Combined Statements of Comprehensive Income (Loss)

(In millions)

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Net income (loss) attributable to the Home Business of Motorola Mobility LLC	$(57)	$37	$132	$94
Foreign currency translation adjustments, (net of tax of $0, $0, $0, $0)	3	1	(2)	(2)
Impact of sale of securities, (net of tax of $0, $0, $2, $0)	—	—	(4)	—
Retirement benefits adjustment, (net of tax of $1, $0, $0, $0)	(4)	—	(1)	(2)

Other comprehensive income (loss)	(1)	1	(7)	(4)
Net income attributable to noncontrolling interests	—	—	—	7

Comprehensive income (loss)	$(58)	$38	$125	$97

See accompanying notes to combined financial statements.

Home Business of Motorola Mobility LLC

Combined Balance Sheets

(In millions)

	December 31, 2012	December 31, 2011
	Successor	Predecessor
Assets
Accounts receivable, net	$558	$558
Inventories, net	196	194
Deferred income taxes	79	109
Other current assets	78	174

Total current assets	911	1,035
Property, plant and equipment, net	263	205
Investments	20	34
Deferred income taxes	4	178
Goodwill	577	1,341
Intangible assets, net	701	63
Other assets	20	129

Total assets	$2,496	$2,985

Liabilities and Business Equity
Accounts payable	$408	$419
Accrued liabilities	484	591

Total current liabilities	892	1,010
Other liabilities	46	168
Deferred income taxes	93	5
Business equity:
Owner’s net investment	1,466	1,811
Accumulated other comprehensive income (loss)	(1)	(9)

Total Home Business of Motorola Mobility LLC equity	1,465	1,802
Total liabilities and business equity	$2,496	$2,985

See accompanying notes to combined financial statements.

Home Business of Motorola Mobility LLC

Combined Statements of Business Equity

(In millions)

	Owner’s net investment	Accumulated other comprehensive income (loss) (AOCI)	Non- controlling interests
PREDECESSOR

Balances at December 31, 2009	$1,944	$2	$35

Net income	94	—	7
Other comprehensive (loss)	—	(4)	—
Net transfers to Parent	(161)	—	(19)

Balances at December 31, 2010	1,877	(2)	23

Net income	132	—	—
Other comprehensive (loss)	—	(7)	—
Separation adjustment	—	—	(23)
Net transfers to Parent	(198)	—	—

Balances at December 31, 2011	1,811	(9)	—

Net income	37	—	—
Other comprehensive income		1	—
Net transfers to Parent	(35)	—	—

Balances at May 22, 2012	1,813	(8)	—
SUCCESSOR

Adjusted balances at May 23, 2012	1,604	—	—
Net (loss)	(57)	—	—
Other comprehensive (loss)	—	(1)	—
Net transfers to Parent	(81)	—	—

Balances at December 31, 2012	$1,466	$(1)	$—

See accompanying notes to combined financial statements.

Home Business of Motorola Mobility LLC

Combined Statements of Cash Flows

(In millions)

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Operating:
Net income (loss) attributable to Home Business of Motorola Mobility LLC	$(57)	$37	$132	$94
Earnings attributable to noncontrolling interests		—	—	7

Net income (loss)	(57)	37	132	101
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	100	32	95	104
Noncash other charges	5	3	74	9
Share-based compensation expense	53	23	53	40
Gain on sales of investments, net	—	—	(9)	—
Deferred income taxes	(17)	(3)	24	23
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(116)	119	(38)	—
Inventories	109	(58)	108	(29)
Other current assets	60	(22)	(8)	24
Accounts payable and accrued liabilities	23	(46)	(92)	55
Other assets and liabilities	7	(5)	8	(21)

Net cash provided by operating activities	167	80	347	306

Investing:
Acquisitions and investments, net	(9)	(8)	(48)	(71)
Proceeds from sales of investments and businesses	—	—	20	6
Capital expenditures	(23)	(9)	(41)	(19)

Net cash used for investing activities	(32)	(17)	(69)	(84)

Financing:
Net transfers to Parent	(135)	(63)	(278)	(222)

Net cash used for financing activities	(135)	(63)	(278)	(222)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—
Net increase (decrease) in cash and cash equivalents	—	—	—	—
Cash and cash equivalents, beginning of year	—	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—	$—

See accompanying notes to combined financial statements.

Home Business of Motorola Mobility LLC

Notes to Combined Financial Statements

(Dollars in millions, except as noted)

(1)	Background and Basis of Presentation

(a)	Background

The Home Business of Motorola Mobility LLC (referred to herein as “Motorola Home” or “the Business”) is a provider of products and services to cable operators and wireline telecommunications service providers (collectively, network operators) that enable the delivery of video, voice, and data services to consumers. Motorola Home’s product portfolio primarily includes interactive set-top boxes, end-to-end digital video and internet protocol television distribution systems, broadband access infrastructure platforms, and associated data and voice customer premises equipment.

Prior to January 4, 2011, the Business was an operating segment of Motorola, Inc. On January 4, 2011 (the Distribution Date), the separation of Motorola Mobility Holdings, Inc. from Motorola, Inc. was completed. Effective January 4, 2011, Motorola Mobility Holdings, Inc. (name later changed to Motorola Mobility LLC) became an independent public company trading under the symbol “MMI” on the New York Stock Exchange. Motorola, Inc. and Motorola Mobility LLC are individually and collectively referred to as “the Parent” in these financial statements.

Google, Inc. acquired Motorola Mobility Holdings, Inc. on May 22, 2012 (the Google Acquisition). Under the transaction, Google, Inc. acquired all outstanding common shares of Motorola Mobility Holdings, Inc. for $40 per share and all vested stock options and restricted stock units, for a total purchase price of approximately $12.4 billion in cash. As of the transaction date, Motorola Mobility LLC became a wholly-owned subsidiary of Google, Inc.

On December 19, 2012, Google, Inc. and ARRIS Group, Inc. (ARRIS) announced that Motorola Mobility LLC had entered into an agreement with ARRIS and certain other persons to sell certain assets and liabilities of Motorola Home for total consideration of approximately $2.35 billion in cash and common stock, subject to certain adjustments. The sale of Motorola Home is expected to close in 2013.

(b)	Basis of Presentation

The combined financial statements have been derived from the consolidated financial statements and accounting records of Google, Inc., Motorola Mobility LLC (formerly known as Motorola Mobility Holdings, Inc.), and Motorola, Inc. (currently known as Motorola Solutions, Inc.) using the historical results of operations and historical basis of assets and liabilities of the Business.

Google, Inc.’s cost of acquiring Motorola Mobility Holdings, Inc. has been pushed-down to establish a new accounting basis for the Business beginning at May 23, 2012. Accordingly, the accompanying combined financial statements for 2012 are presented for two periods, Predecessor and Successor, which relate to the accounting periods preceding and succeeding the completion of the acquisition. The Predecessor and Successor periods for 2012 have been separated on the face of the combined financial statements to highlight the fact that the financial information for such periods has been prepared under two different historical-cost bases of accounting.

The historical combined financial statements also include allocations of certain general corporate expenses from the Parent. Management believes the assumptions and methodologies underlying the allocation of general corporate expenses from the Parent are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Business if it had operated as an independent company or of the costs expected to be incurred in the future. As such, the combined financial statements included herein may not necessarily reflect the Business’s results of operations, financial position, or cash flows in the future or what its results of operations, financial position, or cash flows would have been had the Business been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various worldwide entities comprising the Business, the Parent’s net investment in the Business is presented as Owner’s net investment, rather than stockholders’ equity, in the combined balance sheets.

(c)	Purchase Accounting Adjustments

Upon the completion of the acquisition by Google, Inc. on May 22, 2012, the assets and liabilities of the Business were adjusted to fair value based upon a preliminary valuation using Google Inc.’s estimates and assumptions. In these combined financial statements, $1.6 billion was the value ascribed to Motorola Home. The assignment of goodwill herein was determined as if the Business were a stand-alone company. The purchase accounting allocation is summarized in the following table:

May 23, 2012	Value Ascribed to Motorola Home
Intangible assets	$770
Goodwill	577
Accounts receivable	439
Inventories	305
Property, plant, and equipment	273
Other current assets	198
Other long term assets	42

Total assets	2,604
Current liabilities	$(866)
Non-current liabilities	(134)

Total liabilities	(1,000)

Net value ascribed to Motorola Home	$1,604

(2)	Summary of Significant Accounting Policies

(a)	Principles of Combination

The combined financial statements include the assets and liabilities of the Business, as well as certain allocations discussed above.

(b)	Revenue Recognition

In October 2009, the Financial Accounting Standards Board (FASB) issued new guidance which amended the accounting standards for revenue arrangements with multiple deliverables. The new guidance changes the criteria required to separate deliverables into separate units of accounting when they are sold in a bundled arrangement and requires an entity to allocate an arrangement’s consideration using estimated selling prices (ESP) of deliverables if a vendor does not have vendor-specific objective evidence of selling price (VSOE) or third-party evidence of selling price (TPE). The new guidance also eliminates the use of the residual method to allocate an arrangement’s consideration to undelivered elements.

In October 2009, the FASB also issued new guidance to remove from the scope of software revenue recognition guidance tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality.

The new accounting guidance is effective for revenue arrangements entered into or materially modified after June 15, 2010. The standards permit prospective or retrospective adoption as well as early adoption. The Business elected to early adopt this guidance at the beginning of the first quarter of 2010 on a prospective basis for applicable arrangements that were entered into or materially modified after January 1, 2010.

The Business’s revenue streams are the result of a wide range of activities, from the delivery of stand-alone equipment to custom design and installation over a period of time to bundled sales of equipment, software, and services. The Business recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. In addition to these general revenue recognition criteria, the following specific revenue recognition policies are followed:

Products and Equipment

For product and equipment sales, revenue recognition generally occurs when products or equipment have been shipped, risk of loss has transferred to the customer, objective evidence exists that customer acceptance provisions have been met, no significant obligations remain, and allowances for discounts, price protection, returns, and customer incentives can be reasonably and reliably estimated. Recorded revenues are reduced by these allowances. The Business bases its estimates on historical experience taking into consideration the type of products sold, the type of customer, and the type of transaction in each specific arrangement. Where customer incentives cannot be reasonably and reliably estimated, the Business recognizes revenue at the time the product sells through the distribution channel to the end customer.

Services

Revenue for services is generally recognized ratably over the contract term as services are performed.

Software and Licenses

Revenue from prepaid perpetual licenses is recognized at the inception of the arrangement, presuming all other relevant revenue recognition criteria are met. Revenue from nonperpetual licenses or term licenses is recognized ratably over the period that the licensee uses the license. Revenue from software maintenance, technical support, and unspecified upgrades is generally recognized over the period that these services are delivered.

Multiple-Element Arrangements

Arrangements with customers may include multiple deliverables, including any combination of products, equipment, services, and software. These multiple element arrangements could also include an element accounted for as a long-term contract coupled with other products, equipment, services, and software. For the Business’s multiple-element arrangements where at least one of the deliverables is not subject to existing software revenue recognition guidance, deliverables are separated into more than one unit of accounting when (i) the delivered element(s) have value to the customer on a stand-alone basis and (ii) delivery of the undelivered element(s) is probable and substantially in the control of the Business. Based on the new accounting guidance adopted January 1, 2010, revenue is then allocated to each unit of accounting based on the relative selling price of each unit of accounting based first on VSOE if it exists, based next on TPE if VSOE does not exist, and, finally, if both VSOE and TPE do not exist, based on ESP.

Once the elements of an arrangement are separated into more than one unit of accounting, revenue is recognized for each separate unit of accounting based on the nature of the revenue as described above.

The Business’s arrangements with multiple deliverables may also contain a stand-alone software deliverable that is subject to the existing software revenue recognition guidance. The revenue for these multiple-element arrangements is allocated to the software deliverable and the nonsoftware deliverable(s) based on the relative selling prices of all of the deliverables in the arrangement using the hierarchy in the new revenue accounting guidance. In circumstances where the Business cannot determine VSOE or TPE of the selling price for all of the deliverables in the arrangement, including the software deliverable, ESP is used for the purpose of allocating the arrangement consideration.

The Business’s arrangements with multiple deliverables may be comprised entirely of deliverables that are all still subject to the prior software revenue recognition guidance. For these arrangements, revenue is allocated to the deliverables based on VSOE. Should VSOE not exist for the undelivered software element, revenue is deferred until either the undelivered element is delivered or VSOE is established for the element, whichever occurs first. When the fair value of a delivered element has not been established, but fair value exists for the undelivered elements, the Business uses the residual method to recognize revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement consideration is allocated to the delivered elements and is recognized as revenue.

Net revenues as reported and pro forma net revenues that would have been reported during the year ended December 31, 2010 if the transactions entered into or materially modified after January 1, 2010 were still subject to the previous accounting guidance are shown in the following table:

Year ended December 31, 2010	As Reported	Pro Forma Basis
Net revenues	$3,642	$3,560

Sales and Use Taxes

The Business records taxes imposed on revenue-producing transactions, including sales, use, value-added, and excise taxes, on a net basis with such taxes excluded from revenue.

(c)	Investments

Investments in equity securities are classified as available-for-sale and are carried at fair value. Certain investments in joint ventures, limited liability companies, and partnerships are accounted for using the equity method, as are investments in equity securities when the Business has significant influence over the issuing entity. Equity securities that are not publicly traded and for which the Business does not have significant influence over the issuing entity are carried at cost. The Business assesses declines in the fair value of investments to determine whether such declines are other-than-temporary. This assessment is made considering all available evidence, including changes in general market conditions, specific industry and individual entity data, the length of time and the extent to which the fair value has been less than cost, the financial condition and the near-term prospects of the entity issuing the security, and the Business’s ability and intent to hold the investment until recovery. Other-than-temporary impairments of investments are recorded within other income (expense) in the Business’s combined statements of operations in the period in which they become impaired. All investment balances were adjusted to fair value on May 23, 2012 as a result of the Google acquisition.

(d)	Inventories

Inventories in the Predecessor periods are valued at the lower of average cost (which approximates cost on a first-in, first-out basis) or market (net realizable value or replacement cost). Inventories existing as of May 22, 2012 were adjusted to fair value as a result of the Google acquisition. Inventories acquired after May 23, 2012 are valued at the lower of average cost (which approximates cost on a first-in, first-out basis) or market (net realizable value or replacement cost).

(e)	Property, Plant, and Equipment

Property, plant, and equipment were stated at historical cost less accumulated depreciation for the Predecessor period. Upon the completion of the Google Acquisition on May 22, 2012, these assets were adjusted to fair value, and their depreciable lives were reset based on the remaining useful lives of the assets. Property, plant, and equipment are stated at their fair values as of the transaction date less depreciation accumulated during the Successor period. Property, plant, and equipment that were purchased after May 22, 2012 are stated at cost less accumulated depreciation.

Depreciation is recorded using straight-line and declining-balance methods based on the estimated useful lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 1-10 years) and commences once the assets are ready for their intended use. The Business writes off fixed assets once they are fully depreciated.

(f)	Goodwill

Goodwill is the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. As a result of the Google Acquisition on May 22, 2012, the Business adjusted the goodwill that is reflected in the balance sheet as of December 31, 2012 based on a push-down of the amounts assigned to the Business by Google, Inc.

Goodwill is assessed for impairment annually and more frequently if triggering events occur. The Business performs its annual impairment test for goodwill on the first day of the fourth quarter. Beginning in the fourth quarter of 2011, the Business first performs a qualitative analysis at the reporting unit level to determine whether it is more likely than not that the reporting unit’s fair value is greater than its carrying value. If it is determined based on the qualitative analysis that the reporting unit’s fair value is more likely than not greater than its carrying value, no further assessment is performed. If it is determined that it is not more likely than not that the reporting unit’s fair value is greater than its carrying value, a further two-step impairment analysis is performed at the reporting unit level. First, the fair value of each reporting unit is compared to its book value. If the fair value of the reporting unit is less than its book value, the Business performs a hypothetical purchase price allocation based on the reporting unit’s fair value to determine the fair value of the reporting unit’s goodwill. Fair value is determined using a combination of present value techniques and market prices of comparable businesses.

Goodwill is tested more frequently if indicators of impairment exist. The Business continually assesses whether any indicators of impairment exist, which requires a significant amount of judgment. Such indicators may include: a decline in its expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; the testing for recoverability of a significant asset group within a reporting unit; or slower growth rates, among others. Any adverse change in these factors could have a significant impact on the recoverability of these assets and could have a material impact on the combined financial statements.

The goodwill impairment test is performed at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. When two or more components of an operating segment have similar economic characteristics, the components shall be aggregated and deemed a single reporting unit. An operating segment shall be deemed to be a reporting unit if all of its components are similar, if none of its components is a reporting unit, or if the segment comprises only a single component. As such, the Business has identified two reporting units: the Home Devices reporting unit and the Network Infrastructure Solutions reporting unit.

(g)	Intangible assets

As a result of the Google Acquisition on May 22, 2012, the Business adjusted the intangible assets that are reflected in the balance sheet as of December 31, 2012 based on a push-down of the amounts assigned to the Business by Google, Inc. Intangible assets are generally amortized on a straight-line basis over their respective useful lives, which range from six to ten years for the intangible assets established based upon the acquisition by Google, Inc. The intangible assets in the Predecessor periods were amortized on a straight-line basis over their respective useful lives, which varied from one to fourteen years.

(h)	Impairment of Long-Lived Assets

Long-lived assets held and used by the Business, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Business evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset or asset group to future net undiscounted cash flows to be generated by the asset or asset group. If an asset is considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amount of the asset exceeds the asset’s fair value calculated using a discounted future cash flow analysis or market comparables. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell.

(i)	Warranty Costs

The Business provides for the estimated cost of hardware and software warranties at the time the related revenue is recognized based on historical and projected warranty claim rates, historical and projected cost-per-claim, and knowledge of specific product failures that are outside of Motorola Home’s typical experience. Each quarter, the Business reevaluates its estimates to assess the adequacy of its recorded warranty liabilities considering the size of the installed base of products subject to warranty protection and adjusts the amounts as necessary. If actual product failure rates or repair costs differ from estimates, revisions to the estimated warranty liability would be required and could materially affect Motorola Home’s results of operations and cash flows.

(j)	Income Taxes

For purposes of the combined financial statements, the Business’s income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from the Parent. The calculation of income taxes for the Business on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, the Business has operated as a sub-consolidated group or division within the Parent’s group of legal entities, including a U.S. consolidated group and non-U.S. subsidiaries. In most cases, any tax losses and tax credits generated by the Business and included in these financial statements have been available for use and have been used in the Parent’s consolidated returns.

The Parent manages its tax position for the benefit of its entire portfolio of businesses. The Parent’s tax strategies are not necessarily reflective of the tax strategies the Business would have followed as a stand-alone business, nor were they necessarily strategies that optimized the Business’s stand-alone position. As a result, the Business’s future deferred tax balances and effective tax rate will likely differ significantly from those prevailing in historical periods.

The Business reflected deferred tax assets and liabilities on a separate return basis to recognize the expected future tax benefits and costs of events that have been reported in different years for financial statement and tax purposes as well as for operating losses and tax credit carry forwards. Deferred tax assets and liabilities are determined based on the difference between the combined financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which these items are expected to reverse.

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. The Business evaluates deferred income taxes on a quarterly basis to determine if valuation allowances are required by considering available evidence. Deferred tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred tax assets are future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carry forwards, taxable income in carry-back years, and tax planning strategies that are both prudent and feasible.

(k)	Foreign Currency

Certain of the Business’s non-U.S. operations use their respective local currency as their functional currency. Those operations that do not have the U.S. dollar as their functional currency translate assets and liabilities at current rates of exchange in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included as a component of Accumulated other comprehensive income (loss) in the Business’s combined balance sheets. For those operations that have the U.S. dollar as their functional currency, transactions denominated in the local currency are measured in U.S. dollars using the current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets. Gains and losses from remeasurement of monetary assets and liabilities are included in other within other income (expense) within the Business’s combined statements of operations.

(l)	Derivative Instruments

The Parent primarily uses a worldwide centralized approach to manage financial instruments to reduce its overall exposure to the effects of currency fluctuations on cash flows.

Historically, the Business had its exposures managed by the Parent’s program which viewed the combined exposures of all of the businesses of the Parent and entered into a hedge based upon a net position of the currency. The gains and losses on the hedges of existing assets or liabilities are marked-to-market at a combined basis. Gains and losses on financial instruments that qualify for hedge accounting and are used to hedge firm future commitments or forecasted transactions are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

For the purposes of the Business’s combined financial statements, the Business was allocated hedges transacted by the Parent through normal business practices of the Business on a net position as of the balance sheet dates. Then, the gains and losses on the allocated hedges of existing assets or liabilities are marked-to-market and the result is included in other within other income (expense) within the Business’s combined statements of operations.

Subsequent to the acquisition on May 22, 2012, Google determined that the Business would no longer enter into any off-balance-sheet hedging arrangements on its own. Google currently manages the Business’s foreign currency exposures at a corporate level as a part of its global currency-risk management strategy. Trading results of any hedges which Google entered into were not pushed down to the Business’s combined financial statements.

(m)	Share-Based Compensation Costs

The Business’s employees participate in the Parent’s incentive compensation plans that reward employees with stock options, stock appreciation rights (SARs), restricted stock and restricted stock units (RSUs), as well as an employee stock purchase plan (together, the Parent’s Incentive Plans). The Business’s combined statements of operations include expenses related to the Business’s employees’ participation in the Parent’s Incentive Plans as well as an allocation of expenses related to the Parent’s corporate employees who participate in the Parent’s Incentive Plans. The expenses are based on awards granted to the Business’s employees and an allocation based on a three-part formula that averages the relative percentage of the Business’s net revenues, payroll, and net property, plant and equipment/inventory to the respective total Parent amounts for awards granted to the Parent’s corporate employees. The amount of compensation cost for these share-based awards is measured based on the fair value of the awards as of the date that the share-based awards are issued and adjusted to the estimated number of awards that are expected to vest. The fair value of stock options, SARs, and the employee stock purchase plan is generally determined using a Black-Scholes option pricing model which incorporates assumptions about expected volatility, risk free rate, dividend yield, and expected life. The fair value of restricted stock and RSUs represents the number of awards granted multiplied by the closing market price of the stock on the date the awards are issued. Compensation cost for share-based awards is recognized on a straight-line basis over the vesting period. Upon the completion of the acquisition by Google, Inc. on May 22, 2012, the remaining outstanding awards were converted to awards of similar value denominated in Google, Inc. stock. Grants made subsequent to the acquisition were denominated in Google, Inc. stock.

(n)	Retirement Benefits

The Parent records annual expenses relating to its pension benefit and postretirement plans based on calculations which include various actuarial assumptions, including discount rates, assumed asset rates of return, compensation increases, turnover rates, and health care cost trend rates. The Parent reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. The effects of the gains, losses, and prior service costs and credits are amortized over future service periods. A portion of these expenses has been allocated to the Business’s combined statements of operations. Upon completion of the acquisition by Google, Inc. on May 22, 2012, there have been no modifications to the Parents’ pension benefit and postretirement plans as the Business’ employees continue to participate in these plans.

(o)	Advertising Expense

Advertising expenses, which are the external costs of marketing the Business’s products, are expensed as incurred and are included in Selling, general and administrative expenses. The following table summarizes advertising expenses included in our combined statements of operations (in millions):

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Advertising expenses	$10	$7	$16	12

(p)	Use of Estimates

The preparation of the Business’s combined financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable, inventories, investments, goodwill, intangible and other long-lived assets, legal contingencies, guarantee obligations, indemnifications, and assumptions used in the calculation of income taxes, retirement and other post-employment benefits, and allowances for discounts, price protection, product returns, and customer incentives, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and competitive environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency, energy markets, and declines in consumer demand or spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

(q)	Reclassifications

Certain amounts in prior years’ financial statements and related notes have been reclassified to conform to the 2012 presentation.

(r)	Recent Accounting Pronouncements

In May 2011, the FASB issued authoritative guidance that changes the wording used to describe many of the requirements for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and International Financial Reporting Standards (IFRS). The guidance also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively during interim and annual periods beginning after December 15, 2011. The adoption of this standard did not have an impact on the Business’s combined financial position or results of operations.

In June 2011, the FASB issued authoritative guidance which amends current comprehensive income guidance. This guidance eliminates the option to present the components of comprehensive income as part of the statement of stockholders’ equity. Instead, the Business must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. The guidance is effective during the interim and annual periods beginning after December 15, 2011. The Business retroactively adopted this standard in 2012. The adoption of this guidance required a change in the format of presentation only and did not have an impact on the Business’s statements of operations, balance sheets, or cash flows.

In December 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-11 “Disclosures about Offsetting Assets and Liabilities.” The standard requires additional disclosure to enhance the comparability of U.S. GAAP and International Financial Reporting Standards financial statements. In January 2013, the FASB issued Accounting Standards Update 2013-01 “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” This standard provided additional guidance on the scope of ASU 2011-11. The new standards are effective for annual and interim periods beginning January 1, 2013. Retrospective application is required. The guidance concerns disclosure only and will not have an impact on the Business’s combined financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated Other Comprehensive Income by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for us on January 1, 2013. The guidance concerns disclosure only and will not have an impact on the Business’s combined financial position or results of operations.

(3)	Relationship with the Parent

The combined statements of operations include expense allocations for certain corporate functions historically provided by the Parent such as information technology (IT), real estate, accounting, treasury, tax, legal, human resources, and other services. The allocation is based on the level of services received by the Business in proportion to the total services provided by each functional area. These allocations are reflected in Costs of sales, Selling, general, and administrative expenses, and Research and development expenditures in the Business’s combined statements of operations. The relationship with the Parent did not change subsequent to the acquisition by Google, Inc. on May 22, 2012. Google, Inc. does not allocate their corporate expenses to either the Parent or to the Business. Allocated expenses during the Successor period from May 23, 2012 to December 31, 2012 reflect only expenses allocated from the Parent.

The allocation of IT costs is primarily based on the number of system users, the allocation of real estate costs is based on the amount of square footage occupied, and the allocation of human resources costs is based on employee headcount. The allocation of the cost of all other services is based on the specific level of effort or a three-part formula that averages the relative percentage of the Business’s net revenues, payroll and net property, plant and equipment/inventory to the respective total for the Parent.

The Business and the Parent consider these leveraged services expense and employee incentive expense allocations to be a reasonable reflection of the utilization of services provided. Allocated expenses included in the combined statements of operations were as follows:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Costs of sales	$16	$14	$33	$34
Research and development expenditures	26	19	43	43
Selling, general, and administrative expenses	56	40	112	112
Other charges	54	—	—	—

	$152	$73	$188	$189

The Parent primarily uses a worldwide centralized approach to cash management and the financing of its operations with all related activity between the Business and the Parent reflected as equity transactions in Owner’s net investment in the Business’s combined balance sheets. Types of intercompany transactions between the Business and the Parent include: (i) cash deposits from the Business which are transferred to the Parent on a regular basis, (ii) cash borrowings from the Parent used to fund operations, capital expenditures, or acquisitions, (iii) charges (benefits) for income taxes, and (iv) allocations of the Parent’s corporate expenses identified above.

The Parent owns several major facilities and identifies a landlord for each facility based on the primary resident of the facility. The facility-related assets included in property, plant, and equipment in the financial statements include all the facilities where the Business is listed as a primary resident. The facility-related expenses are allocated to the Business based on the estimated square footage occupied by the Business’s employees as a percentage of the total square footage of the shared facility.

When necessary, the Parent has provided the Business funds for its operating cash needs. The Business’s funds in excess of working capital needs have been advanced to the Parent. Intercompany accounts are maintained for such borrowings that occur between the Business and the Parent. For purposes of the combined statements of cash flows, the Business reflects intercompany activity as a financing activity.

The following is a reconciliation of the amounts presented as Net transfers to the Parent on the combined statements of business equity to the corresponding amounts presented on the combined statements of cash flows:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Net transfers to Parent per combined statements of business equity	$81	$35	$198	$161
Allocation of stock compensation expense from parent	53	23	53	40
Noncash transfers of assets and liabilities to Parent, net*	1	5	27	21

Net transfers to Parent per combined statements of cash flows	$135	$63	$278	$222

*	Noncash transfers consist primarily of noncash charges allocated to the Business and net transfers of Corporate assets and liabilities.

Prior to the separation of Motorola Mobility Holdings, Inc. from Motorola, Inc., the historical financial statements included a manufacturing joint venture that primarily benefited the Business. Activity in the joint venture for the benefit of the Business began to wind down prior to separation. Upon separation, the Business did not retain any ownership in the joint venture and the Business is no longer receiving any manufactured goods from the joint venture. As such, after separation the joint venture is no longer included in the combined financial statements of the Business.

(4)	Other Financial Data

(a)	Statements of Operations Information

Other Charges

Other charges included in Operating earnings consist of the following:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Other charges:
Intangible asset amortization	$69	$14	$48	$51
Reorganization of business	64	—	4	20
Transaction costs*	55	—	—	—
Litigation reserves	—	—	70	—

	$188	$14	$122	$71

*	Transaction costs consist of costs incurred by the Business as a result of the Google Acquisition as well as costs incurred to consummate the sale to ARRIS.

Other Income (Expense)

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Other income (expense), net:
Income (loss) from equity method investments	$(4)	$5	$7	$8
Foreign currency gain (loss)	4	(6)	4	(6)
Investment impairments	(5)	(3)	—	(4)
Other	—	—	1	1

	$(5)	$(4)	$12	$(1)

(b)	Balance Sheet Information

Accounts Receivable

Accounts receivable, net, consists of the following:

December 31	2012	2011
	Successor	Predecessor
Accounts receivable	$559	$563
Less allowance for doubtful accounts	(1)	(5)

Accounts receivable, net	$558	$558

Inventories

Inventories, net, consist of the following:

December 31	2012	2011
	Successor	Predecessor
Finished goods	$174	$192
Work-in-process and production materials	33	54

	207	246
Less inventory reserves	(11)	(52)

Inventories, net	$196	$194

Other Current Assets

Other current assets consist of the following:

December 31	2012	2011
	Successor	Predecessor
Contractor receivables	$57	$84
Deferred costs	5	77
Other	16	13

Other current assets	$78	$174

Property, Plant and Equipment

Property, plant and equipment, net, consist of the following:

December 31	2012	2011
	Successor	Predecessor
Land	$59	$37
Buildings	86	136
Machinery and equipment	138	140
Construction in process	10	8

Gross property, plant, and equipment	293	321
Less accumulated depreciation	(30)	(116)

Property, plant, and equipment, net	$263	$205

Depreciation expense, which includes depreciation expense on corporate-owned assets that is allocated to the Business, is summarized in the following table:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Depreciation expense	$31	$18	$47	$53

Investments

The Business’s equity method investments were $19 million and $28 million as of December 31, 2012 and 2011, respectively. There are no available-for-sale securities as of December 31, 2012 or 2011.

The Business’s securities recorded under the cost method were $1 million and $6 million at December 31, 2012 and 2011, respectively. Investment impairment charges, which represent other-than-temporary declines in the value of the Business’s cost method securities portfolio, are summarized in the following table:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Investment impairment charges	$5	$3	$—	$4

Investment impairment charges are included within Other income (expense), net in the Business’s combined statements of operations.

Other Assets

Other assets consist of the following:

December 31	2012	2011
	Successor	Predecessor
Prepaid royalties	$13	$10
Deferred costs	—	112
Other	7	7

Other assets	$20	$129

Accrued Liabilities

Accrued liabilities consist of the following:

December 31	2012	2011
	Successor	Predecessor
Royalty license arrangements	$94	$89
Employee compensation	77	69
Legal reserves	71	70
Warranty reserves	57	62
Deferred revenue	29	109
Contractor payables	27	50
Transaction costs	24	—
Customer reserves	23	32
Supplier liability	18	12
Restructuring accruals	14	5
Accrued taxes	13	18
Other	37	75

Accrued liabilities	$484	$591

Other Liabilities

Other liabilities consist of the following:

December 31	2012	2011
	Successor	Predecessor
Pension liability	$32	$25
Other tax liabilities	12	17
Deferred revenue	2	116
Other	—	10

Other liabilities	$46	$168

(5)	Risk Management

(a)	Derivative Financial Instruments

Foreign Currency Risk

The Business uses financial instruments to reduce its overall exposure to the effects of currency fluctuations on cash flows. All hedge transactions are executed by the Parent. Historically, the Business had its exposures managed by the Parent, whose program viewed the consolidated exposures of all of the businesses of the

Parent. The Business’s policy prohibits speculation in financial instruments for profit on exchange rate price fluctuations, trading in currencies for which there are no underlying exposures, or entering into transactions for any currency to intentionally increase the underlying exposure. Instruments that are designated as part of a hedging relationship must be effective at reducing the risk associated with the exposure being hedged and are designated as part of a hedging relationship at the inception of the contract. Accordingly, changes in the market values of hedge instruments must be highly correlated with changes in market values of the underlying hedged items both at the inception of the hedge and over the life of the hedge contract.

The Business’s strategy related to foreign exchange exposure management is to offset the gains or losses on the financial instruments against losses or gains on the underlying operational cash flows or investments based on the Business’s assessment of risk. The Business enters into derivative contracts for some of the Business’s nonfunctional currency receivables and payables, which are primarily denominated in major currencies that can be traded on open markets. The Business typically uses forward contracts and options to hedge these currency exposures. In addition, the Business enters into derivative contracts for some firm commitments and some forecasted transactions, which are designated as part of a hedging relationship if it is determined that the transaction qualifies for hedge accounting under the provisions of the authoritative accounting guidance for derivative instruments and hedging activities. A portion of the Business’s exposure is from currencies that are not traded in liquid markets and these are addressed, to the extent reasonably possible, by managing net asset positions, product pricing and component sourcing.

At December 31, 2012, the Business had no outstanding foreign exchange contracts, compared to $122 million outstanding at December 31, 2011. Management believes that these financial instruments should not subject the Business to undue risk due to foreign exchange movements because gains and losses on these contracts should generally offset losses and gains on the underlying assets, liabilities and transactions, except for the ineffective portion of the instruments, which are charged to Other, net within Other income (expense) in the Business’s combined statements of operations. At December 31, 2012, the Business had no foreign exchange hedges.

Counterparty Risk

The use of derivative financial instruments exposed the Business to counterparty credit risk in the event of nonperformance by counterparties. However, the risk was limited to the fair value of the instruments when the derivative was in an asset position. The Parent actively monitors its exposure to credit risk. At the present time, all of the counterparties have investment-grade credit ratings. The Business is not exposed to material credit risk with any single counterparty.

(b)	Fair Value of Financial Instruments

The Business’s financial instruments include accounts receivable, accounts payable, accrued liabilities, derivative financial instruments, and other financing commitments. The Business’s available-for-sale investment portfolios and derivative financial instruments are recorded in the Business’s combined balance sheets at fair value. All other financial instruments are carried at cost, which is not materially different than the instruments’ fair values.

(6)	Income Taxes

Components of income (loss) before income taxes are as follows:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
United States	$(97)	$16	$144	$125
Other nations	38	21	46	29

	$(59)	$37	$190	$154

Components of income tax expense (benefit) are as follows:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
United States	$—	$(5)	$12	$12
Other nations	11	4	14	10
States (U.S.)	4	2	6	8

Current income tax expense	15	1	32	30
United States	(8)	2	27	25
States (U.S.)	(9)	(3)	(1)	(2)

Deferred income tax expense (benefit)	(17)	(1)	26	23

Total income tax expense (benefit)	$(2)	$—	$58	$53

The Business’s operating results have been included in the Parent’s consolidated U.S. federal and state income tax returns, as well as included in many of the Parent’s tax filings for non-U.S. jurisdictions. The Business’s non-U.S. operations are primarily conducted within the Parent’s non-U.S. subsidiaries which share operations with the Parent’s other businesses. The provision for income taxes in these combined financial statements has been determined on a separate return basis. The Business’s contribution to the Parent’s tax losses and tax credits on a separate return basis has been included in these financial statements. The Business’s separate return basis tax loss and tax credit carry backs may not reflect the tax positions taken or to be taken by the Parent. In many cases, tax losses and tax credits generated by the Business have been available for use by the Parent.

The deferred tax assets and related valuation allowances in these combined financial statements have been determined on a separate return basis. The assessment of the valuation allowances requires considerable judgment on the part of management, with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors.

Differences between income tax expense computed at the U.S. federal statutory tax rate of 35% and income tax expense (benefit) are as follows:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Income taxes at statutory rate	$(20)	$13	$66	$54
Tax rate differential on foreign earnings	(4)	(4)	(3)	—
State income taxes	(9)	1	4	3
Tax credits	—	—	(8)	(8)
Undertain tax positions	—	(5)	—	—
Valuation allowances	8	(1)	(8)	1
Foreign unremitted earnings	21	—	—	—
Other	2	(4)	7	3

	$(2)	$—	$58	$53

Significant components of deferred tax assets (liabilities) are as follows:

December 31	2012	2011
	Successor	Predecessor
Tax carry forwards	$299	$284
Employee benefits	44	51
Accrued liability allowances	41	44
Customer and warranty reserves	26	32
Inventory	12	25
Intangibles and fixed assets	(258)	15
Deferred revenue and costs	9	10
Tax basis difference on investments	12	6
Other	(4)	8

Total deferred taxes before valuation allowance	181	475
Valuation allowance	(191)	(193)

	$(10)	$282

Gross deferred tax assets were $464 million and $499 million at December 31, 2012, and 2011, respectively. Deferred tax assets, net of valuation allowances, were $ 273 million and $306 million at December 31, 2012 and 2011, respectively. Gross deferred tax liabilities were $283 million and $24 million at December 31, 2012 and 2011, respectively. At December 31, 2012 and 2011 the Business had deferred tax assets for U.S. tax carry forwards, calculated on a separate return basis, of $299 million and $284 million, respectively. The U.S. tax carry forwards are comprised of federal and state tax loss carry forwards, capital loss carry forwards, foreign tax credit and general business tax credit carry forwards. The business has valuation allowances for U.S. deferred tax assets on tax loss and tax credit carry forwards, capital loss carry forwards, impaired investments that will give rise to future capital losses and certain separate state tax loss carry forwards. In 2012, the Business reduced its valuation allowance and tax carry forwards by $15 million, as a result of expiring capital loss carry forwards. In 2011, the Business reduced its valuation allowance and tax carry forwards by $61 million, as a result of expiring capital loss carry forwards. The Business feels that it is more likely than not that the remaining net deferred tax assets are recoverable.

The Parent adopted FIN 48 on January 1, 2007. The Business’s unrecognized tax benefits have been determined on a separate return basis. The Business records interest and penalties associated with unrecognized tax benefits as a component of interest expense and other expenses, respectively. The Business’s interest accrual on unrecognized tax benefits was determined based on an allocation of the Parent’s interest accrual on unrecognized tax benefits.

A roll forward of unrecognized tax benefits is as follows:

December 31	2012	2011
	Successor	Predecessor
Balance at January 1	$19	$23
Additions based on tax positions related to current year	2	3
Additions for tax positions of prior years	1	2
Reductions for tax positions of prior years	(9)	(2)
Settlements	(1)	(7)

Balance at December 31	$12	$19

Included in the balance of total unrecognized tax benefits at December 31, 2012 and 2011 are potential tax benefits of approximately $12 million and $19 million that if recognized would affect the effective tax rate.

Based on the potential outcome of the Parent’s global tax examinations, the expiration of the statute of limitations for specific jurisdictions, or the continued ability to satisfy tax incentive obligations, it is reasonably possible that the unrecognized tax benefits allocated to the Business will be reduced in the range of $0 million to $6 million within the next 12 months. The Business’s U.S. operations for the year ended December 31, 2010 are included in the Motorola, Inc. U.S. Federal consolidated income tax return which is examined by the Internal Revenue Service (IRS) for tax years 2008 through January 4, 2011. The Business’s U.S. operations for the year ended December 31, 2011 and the short period ended June 26, 2012 are included in the Motorola Mobility Holdings, Inc. U.S. Federal consolidated income tax return which is examined by the IRS through the IRS’ Compliance Assurance Process (CAP) program. The Business’s U.S. operations will file a separate one day U.S. Federal income tax return for June 27, 2012 and then on June 28, 2012 became part of the Google, Inc. U.S. Federal consolidated income tax return for the remainder of 2012. The Business also has audits pending in several states and foreign tax jurisdictions. Although the final resolution of the Business’s global tax disputes is uncertain, based on current information, in the opinion of the Business’s management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Business’s combined financial position, liquidity or results of operations.

(7)	Employee Benefits

The combined statements of operations include expenses incurred for certain fringe benefit costs and other employee benefits historically provided by the Parent, including costs related to their defined benefit and defined contribution pension plan, the postretirement health care plan, 401(k) match and profit sharing, group health care benefits, restricted stock compensation, and other incentive programs. Such costs are as follows:

•	401(k) and other defined contribution plans based on contributions made by the Parent to participants employed by the Business

•	Defined benefit pension plans based on eligible compensation of plan participants employed by the Business

•	Retiree health care based on eligible years of service to the Business or the Parent

•	Group health care benefits based on employee headcount

These costs are reflected in Costs of sales, Selling, general, and administrative expenses, and Research and development expenditures in the Business’s combined statements of operations. Total employee benefit costs incurred by the Business, excluding benefit costs related to restructuring activities, are summarized in the following table:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Total employee benefit costs	$66	$62	$134	$131

Following the separation from Motorola, Inc., effective January 4, 2011, the Business no longer reflects expenses in its combined statements of operations related to the Motorola, Inc. U.S. defined benefit pension plan or post retirement health care plan. Those obligations remained with Motorola, Inc.

(a)	Retirement Benefit Plans

Defined Benefit Pension Plans

The Business’s employees participate in various non-U.S. defined benefit plans. The defined benefit pension plans principally relate to employees in Germany, Taiwan, Japan, and Korea (the Non-U.S. plans).

The Parent manages its worldwide pension benefit plans on a consolidated basis, and separate Business information is not readily available. Therefore, the Business’s share of the Parent’s plans’ assets and liabilities are not included in the Business’s combined balance sheet. The combined statements of operations include an allocation of the Parent’s costs of these employee benefit plans, which are summarized in the following table:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Parent’s cost of employee benefit plans	$2	$2	$1	$17

These costs were allocated to the Business based on the proportionate share of eligible compensation of the Business’s participants as well as an allocation of corporate employees’ eligible compensation. The decrease is due to Motorola, Inc. retaining the pension obligations upon Motorola Mobility Holdings, Inc.’s separation from Motorola, Inc. on January 4, 2011.

In addition to the Parent’s non-U.S. pension plans, the Business has a pension plan in Taiwan. The Business’s combined balance sheet includes a liability related to this plan of $32 million and $25 million as of December 31, 2012 and 2011, respectively. Plan expenses were approximately $1 million for the Successor period ended December 31, 2012, $1 million for the Predecessor period ended May 22, 2012, and $1 million for each of the Predecessor periods ended December 31, 2011 and 2010.

The Parent has adopted a pension investment policy designed to meet or exceed the assumption used for the expected rate of return on plan assets. To achieve this, the pension plans invest plan assets in equity and fixed income securities and cash. In addition, some plans invest in insurance contracts. In Taiwan, the pension assets are held by the Bank of Taiwan and the Business does not have the authority on how to invest the funds.

The Parent’s measurement date of its plan assets and obligations is December 31. As of December 31, 2012, 73% of the investment portfolio was invested in cash and cash equivalents and 27% was invested in other investments valued using unobservable inputs that are supported by little or no market activity, respectively.

Postretirement Health Care Plan

The Business currently has no postretirement health care benefit plans in the U.S. and no significant postretirement health care benefit plans outside the U.S.

Defined Contribution Plans

The Parent and certain of its subsidiaries have various defined contribution plans in which all eligible employees participate. In the U.S., the 401(k) plan is a contributory plan. As of and during the years ended December 31, 2012 and 2011, including both the Predecessor and Successor periods, matching contributions were based upon the amount of the employees’ contributions at a rate of 100% on the first 4% of pre-tax employee contributions. From January 1, 2010 through June 30, 2010, there were no matching contributions. Matching contributions were reinstated as of July 1, 2010 at a rate of 100% on the first 4% of pre-tax employee contributions. The maximum matching contributions for 2010 were pro-rated to account for the number of months remaining in the year.

The Business’s expenses, primarily relating to the employer match for all defined contribution plans, are summarized in the following table:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Defined contribution plan expenses	$6	$6	$13	$6

(8)	Share-Based Compensation Plans and Other Incentive Plans

The Parent maintained several incentive plans for the benefit of its officers, directors and employees, including the Business’s employees.

During the Successor Period for the year ended December 31, 2012, all awards are denominated in Google, Inc. common stock and include share-based compensation expense attributed by plans managed by Google, Inc. During the Predecessor Period for the year ended December 31, 2012 and the year ended December 31, 2011, the Business has included the share-based compensation expense that was attributable to the Business by plans managed by Motorola Mobility, Inc. For the year ended December 31, 2010, the Business has included the share-based compensation expense that was attributable to the Business by plans managed by Motorola, Inc.

As a result of the Business’s acquisition by Google, certain awards granted prior to the acquisition date vested upon the change in control or were cancelled and paid out in cash, while other awards were converted into awards of similar value denominated in Google, Inc. common stock. The total compensation charge for the accelerated vesting and cancellation of options was $61 million and is not reflected in the combined statements of operations as it was considered part of the purchase price paid by Google to acquire the Business.

The following disclosures represent the Business’s portion of the plans maintained by the Parent, in which the Business’s employees participated. All awards granted under the plans consist of Google, Inc. common shares as of December 31, 2012. As such, all related equity account balances are reflected in Google Inc.’s consolidated statements of stockholders’ equity and have not been reflected in the Business’s combined financial statements. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Business would have experienced as an independent business for the periods presented.

Stock Options, Stock Appreciation Rights and Employee Stock Purchase Plan

Under the Motorola Mobility Holdings, Inc. stock option plans, options or SARs to acquire shares of Motorola Mobility Holdings, Inc. common stock have been made available for grant to certain employees. Each option or SAR granted has an exercise price of 100% of the market value of the common stock on the date of grant. Option or SAR awards have a contractual life of five to ten years and vest over two to four years. Stock options and stock appreciation rights assumed or replaced with comparable stock options or stock appreciation rights in conjunction with a change in control only become exercisable due to the change in control if the holder is also involuntarily terminated (for a reason other than cause) or quits for good reason within 12 months of a change in control. The awards remaining after the Business’s acquisition by Google were converted into awards based in Google, Inc. common stock.

The employee stock purchase plan was discontinued effective November 1, 2011. During the year ended December 31, 2012, there was no employee stock purchase plan.

Google calculated the fair value of each employee stock option, estimated on the date of conversion, using the Black-Scholes option pricing model using the following variables: 26% expected volatility, 0.6% risk-free interest rate, and an expected life of 3.9 years.

At December 31, 2012, the Business’s total unrecognized compensation expense, net of estimated forfeitures related to the Business’s employees as well as an allocation of the Parent’s Corporate employees under the stock option and employee stock purchase plan is estimated to be $5 million and is expected to be recognized over the weighted average period of approximately two years.

The weighted average contractual life for options outstanding and exercisable as of December 31, 2012 is 8 years.

If the planned acquisition of the Business by ARRIS is completed prior to May 23, 2013, all unvested options would immediately vest.

Restricted Stock Units (RSU)

RSU grants consist of shares or the rights to shares of Google, Inc.’s common stock which were converted from Motorola Mobility Holdings, Inc. awards previously granted to the Business’s employees prior to the Business’s acquisition by Google, Inc. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee.

At December 31, 2012, the total unrecognized compensation expense, net of estimated forfeitures, related to the Business’s employees and including an allocation of the Parent’s corporate employees is estimated to be $74 million and is expected to be recognized over the weighted average period of approximately 2.5 years.

If the planned acquisition of the Business by ARRIS is completed prior to May 23, 2013, all unvested RSUs would immediately vest.

Total Share-Based Compensation Expense

Compensation expense for employee stock options, SARs, employee stock purchase plans, restricted stock and RSUs related to the Business was as follows:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Share-based compensation expense included in:
Costs of Sales	$5	$3	$6	$5
Research and development expenditures	9	8	18	14
Selling, general, and administrative expenses	9	12	29	21
Other charges*	30	—	—	—

Share-based compensation expense included in Operating earnings (loss)	53	23	53	40
Tax benefit	19	8	18	14

Share-based compensation expense, net of tax	$34	$15	$35	$26

*	Other charges includes direct and allocated charges for accelerated vesting due to reorganization of business actions and transaction-related actions.

A portion of the expense relates to the Parent’s share-based compensation expense that has been allocated to the Business based on the awards granted to the Parent’s corporate employees and is based on a three-part formula that averages the relative percentage of the Business’s net revenues, payroll, and net property, plant, and equipment/inventory to the respective total Parent company amounts.

Motorola Mobility Holdings, Inc. Incentive Plan

The Parent’s Incentive Plan provides eligible employees with an annual payment, calculated as a percentage of an employee’s eligible earnings, in the year after the close of the current calendar year if specified goals are met. The Business’s provisions for awards under these incentive plans are summarized in the following table:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Provision for awards under Parent’s incentive plans	$22	$22	$43	$40

(9)	Commitments and Contingencies

(a)	Legal

The Business is involved in various lawsuits, claims, and investigations arising in the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Business’s combined financial position, liquidity or results of operations. However, an unfavorable resolution could have a material adverse effect on the Business’s combined financial position, liquidity, or results of operations in the periods in which the matters are ultimately resolved.

(b)	Other

Leases

The Parent owns many major facilities and leases certain office, factory, and warehouse space, land, and information technology and other equipment under principally noncancelable operating leases. The Parent identifies a landlord for each facility based on the primary resident of the facility. The Parent allocates a portion of its facility and lease expenses to the Business based on the square footage occupied by employees of the Business; such allocation is included in the Business’s combined statements of operations. Total rental expense, primarily comprised of facilities rental expense, is summarized in the following table:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Total rent expense	$10	$7	$23	$22

At December 31, 2012, future minimum lease obligations, primarily comprised of obligations for facilities in which the Business was deemed to be the primary resident, net of minimum sublease rentals, for the next five years and beyond are as follows: 2013 – $17 million; 2014 – $12 million; 2015 – $9 million; 2016 –$7 million; 2017 – $3 million; beyond – $4 million.

Indemnifications

The Business may provide indemnifications for losses that result from the breach of general warranties contained in certain commercial and intellectual property agreements. Historically, the Business has not made significant payments under these indemnifications. However, there is an increasing risk in relation to intellectual property indemnities given the current legal climate. During the year ended December 31, 2011, the Business recorded charges totaling $70 million related to the anticipated settlement of indemnification demands. In indemnification cases, payment by the Business is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which typically allow the Business to challenge the other party’s claims. Further, the Business’s obligations under these agreements for indemnification based on breach of representations and warranties are generally limited in terms of duration and are for amounts not in excess of the contract value over the life of the contract, except with respect to certain intellectual property infringement claims. In some instances, the Business may have recourse against third parties for certain payments made by the Business.

(10)	Information by Segment and Geographic Region

The Business reports financial results for the following business segments:

•

The Home Devices business segment designs, manufactures, sells, installs, and services set-top boxes and data modems for digital video, internet protocol video, satellite, and terrestrial broadcast networks. The segment is also responsible for creating hardware and software solutions that combine and converge products within the home, including set-top box user interfaces, whole-home security solutions, digital rights management, content sharing technologies, and companion services.

•

The Network Infrastructure Solutions business segment designs, manufactures, sells, installs, and services end-to-end digital video and internet protocol distribution systems, broadband access network infrastructure platforms, and associated software solutions to cable and satellite telecommunication service providers.

Segment operating results are measured based on revenue and operating earnings, excluding certain one-time items and non-cash charges such as amortization of intangible assets and reorganization of business costs.

Identifiable assets (excluding intercompany receivables) are the Business’s assets that are identified with classes of similar products or operations in each geographic region.

Percentages of net revenues from significant customers are summarized in the following table:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Comcast Communications Inc.	17%	11%	12%	17%
Verizon Communications Inc.	12%	22%	19%	14%

Segment information

	Net Revenues
	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Home Devices	$1,629	$950	$2,674	$2,718
Network Infrastructure Solutions	448	316	865	924

	$2,077	$1,266	$3,539	$3,642

	Operating Earnings (Loss)
	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Home Devices	$175	$87	$335	$257
Network Infrastructure Solutions	(15)	(9)	9	14

Segment operating earnings	160	78	344	271
Intangible asset amortization	(69)	(14)	(48)	(51)
Total restructuring charges	(69)	—	(5)	(27)
Transaction costs	(55)	—	—	—
Stock compensation expense*	(22)	(23)	(53)	(40)
Legal charges	—	—	(70)	—

Operating earnings (loss)	(55)	41	168	153
Total other income (expense), net	(4)	(4)	22	1

Income (loss) before income taxes	$(59)	$37	$190	$154

*	Stock compensation expense includes only ongoing Motorola Home expense. In the Successor period, additional Stock compensation expenses of $24 million and $7 million are recorded in Total restructuring charges and Transaction costs, respectively.

Geographic area information

	Net Revenues
	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
United States	$1,319	$835	$2,202	$2,342
Canada	249	106	428	365
Taiwan	6	2	5	5
Other nations, net of eliminations	503	323	904	930

	$2,077	$1,266	$3,539	$3,642

	Assets		Property, Plant, and Equipment, net
	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Year ended December 31, 2011
	Successor	Predecessor	Successor	Predecessor
United States	$2,192	$2,528	$223	$167
Canada	75	102	—	—
Taiwan	49	49	29	25
Other nations, net of eliminations	180	306	11	13

	$2,496	$2,985	$263	$205

(11)	Reorganization of Businesses

The Parent maintains a formal Involuntary Severance Plan (Severance Plan), which permits the Business to offer eligible employees severance benefits based on years of service and employment grade level in the event that employment is involuntarily terminated as a result of a reduction-in-force or restructuring. Effective August 1, 2011, the Parent amended and restated the Severance Plan. Under the amended Severance Plan, severance benefits will be paid in biweekly installments to impacted employees rather than in lump sum payments. The Business recognizes termination benefits based on formulas per the Severance Plan at the point in time that future settlement is probable and can be reasonably estimated based on estimates prepared at the time a restructuring plan is approved by management. Exit costs consist of future minimum lease payments on vacated facilities and other contractual terminations. At each reporting date, the Business evaluates its accruals for employee separation and exit costs to ensure the accruals are still appropriate. In certain circumstances, accruals are no longer needed because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Business and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. In these cases, the Business reverses accruals through the combined statements of operations where the original charges were recorded when it is determined they are no longer needed.

(a)	2012 Charges

During the Successor period from May 23, 2012 to December 31, 2012, the Business implemented various productivity improvement plans aimed at achieving long term, sustainable profitability by driving efficiencies and reducing operating costs. The employees affected were located in all geographic regions.

During the Successor period from May 23 to December 31, 2012, the Business recorded net reorganization of business charges of $69 million, including $5 million of charges in Costs of sales and $64 million of charges under Other charges in the Business’s combined statements of operations. The reorganization charges include $21 million of allocated corporate restructuring charges and $24 million related to the Business’s operations.

The remaining $24 million represents additional share-based compensation expense for certain equity awards which vested immediately as a result of the restructuring.

The following table displays a roll forward of the reorganization of businesses accruals established for reorganization costs from January 1, 2012 to December 31, 2012:

	Accruals at beginning of period	Additional charges	Adjustments	Amount used	Accruals at end of period

Successor
May 23 to December 31, 2012
Reorganization costs	$1	$24	$—	$(11)	$14
Predecessor
January 1 to May 22, 2012
Reorganization costs	$5	$—	$—	$(4)	$1

Reorganization Costs

At January 1, 2012, the Business had an accrual of $5 million for reorganization costs. There were no additional reorganization charges during the 2012 Predecessor period from January 1, 2012 through May 22, 2012. The $4 million used in the Predecessor period represents cash payments to separated employees during the 2012 Predecessor period.

At May 23, 2012, the Business had an accrual of $1 million for reorganization costs. The additional separation charges of $24 million represent facility-related closure costs of $3 million and employee separation costs of $21 million for severance of 531 employees, of which 251 were direct employees and 280 were indirect employees. The $11 million used in the Successor period reflects $1 million of cash payments relating to facility closures and $10 million of cash payments to separated employees. The remaining accrual of $14 million, which is included in Accrued liabilities in the Business’s combined balance sheet at December 31, 2012, is expected to be paid in 2013.

(b)	2011 Charges

During the year ended December 31, 2011, the Business implemented various productivity improvement plans aimed at achieving long term, sustainable profitability by driving efficiencies and reducing operating costs. The employees affected were located in all geographic regions.

During the year ended December 31, 2011, the Business recorded net reorganization of business charges of $6 million, including $2 million of charges in Costs of sales and $4 million of charges under Other charges in the Business’s combined statements of operations.

The following table displays a roll forward of the reorganization of businesses accruals established for employee separation costs from January 1, 2011 to December 31, 2011:

	Accruals at January 1	Additional charges	Adjustments	Amount used	Accruals at December 31
2011 Predecessor
Reorganization costs	$19	$6	$(4)	$(16)	$5

Reorganization Costs

At January 1, 2011, the Business had an accrual of $19 million for employee separation costs. The additional 2011 charges of $6 million represent severance costs for an additional 217 employees, of which 67 are direct employees and 150 are indirect employees. The adjustments of $4 million reflect $1 million of reversals of accruals no longer needed, and $3 million transferred to Motorola, Inc. upon separation from Motorola, Inc. on January 4, 2011. The $16 million used in 2011 reflects cash payments to separated employees.

(c)	2010 Charges

During the year ended December 31, 2010, the Business implemented various productivity improvement plans aimed at achieving long term, sustainable profitability by driving efficiencies and reducing operating costs. The employees affected were located in all regions.

During the year ended December 31, 2010, the Business recorded net reorganization of business charges of $28 million, including $8 million of charges in Costs of sales and $20 million of charges under Other charges in the Business’s combined statements of operations.

The following table displays a roll forward of the reorganization of businesses accruals established for exit costs and employee separation costs from January 1, 2010 to December 31, 2010:

	Accruals at January 1	Additional charges	Adjustments	Amount used	Accruals at December 31
2010 Predecessor
Reorganization costs	$4	$28	$(1)	$(12)	$19

Reorganization Costs

At January 1, 2010, the Business had an accrual of $4 million. The additional 2010 charges of $28 million represent severance costs for an additional 1,189 employees, of which 641 were direct employees and 548 were indirect employees. The adjustments of $1 million reflect reversals of accruals no longer needed. The $12 million used in 2010 reflects cash payments to separated employees.

(12)	Acquisitions

The Business accounts for acquisitions using purchase accounting with the results of operations for each acquiree included in the Business’s combined financial statements for the period subsequent to the date of acquisition. The pro forma effects of these acquisitions on the Business’s combined financial statements were not material individually or in the aggregate.

The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk-adjusted rates reflecting both technological and market risk as well as the time value of money. Historical pricing, margins, and expense levels, where applicable, were used in the valuation of the in-process products. The in-process research and development acquired will have no alternative future uses if the products are not feasible. Charges related to the write-off of such items were not material for acquisitions completed during the years ended December 31, 2011 and 2010.

The developmental products for the companies acquired have varying degrees of timing, technology, costs-to-complete, and market risks throughout final development. If the products fail to become viable, the Business will unlikely be able to realize any value from the sale of incomplete technology to another party or through internal re-use. The risks of market acceptance for the products under development and potential reductions in projected revenues volume and related profits in the event of delayed market availability for any of the products exist. Efforts to complete all developmental products continue and there are no known delays to forecasted plans except as disclosed.

The Business did not complete any acquisitions in 2012. The following is a summary of significant acquisitions during the years ended December 31, 2011 and 2010 and the consideration paid:

	Quarter acquired	Consideration, net of acquired cash	Form of consideration
4 Home, Inc.	Q4 2010	$33	Cash

Dreampark AB	Q2 2011	$23	Cash

4Home, Inc.

In December 2010, the Business acquired 4Home, Inc. (4Home), a company that produces a software and services platform which enables home monitoring, control, management, and security, for $33 million in net cash. The Business recorded $21 million in goodwill, none of which was expected to be deductible for tax purposes, and $12 million in identifiable intangible assets. Intangible assets are included in Other assets in the Business’s combined balance sheets. The intangible assets were being amortized over a period of one to five years on a straight-line basis. The Business also recorded a deferred tax liability of approximately $4 million to reflect the non-deductibility of the intangible assets for tax purposes and a deferred tax asset of approximately $4 million to reflect the value of 4Home’s net operating tax loss carry forwards. The results of operations of 4Home have been included in the Business’s combined financial statements subsequent to the date of acquisition.

Dreampark AB

In April 2011, the Business acquired Dreampark AB (Dreampark), a provider of cloud based tools for the rapid creation of operator-branded guides and custom user experiences for set-top box devices, for $23 million in net cash. The Business recorded $19 million in goodwill, none of which was expected to be deductible for tax purposes, and $6 million in identifiable intangible assets. Intangible assets are included in Other assets in the Business’s combined balance sheets. The intangible assets were being amortized over periods ranging from one to four years on a straight-line basis. The Business also recorded a deferred tax liability of approximately $2 million to reflect the nondeductibility of the intangible assets for tax purposes. The results of operations of Dreampark have been included in the Business’s combined financial statements subsequent to the date of acquisition.

The intangible assets and goodwill related to the acquisitions were revalued in connection with the Google acquisition on May 22, 2012.

(13)	Intangible Assets and Goodwill

(a)	Intangible Assets

Intangible assets and accumulated amortization, excluding goodwill, consists of the following:

December 31:	2012		2011
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
	Successor		Predecessor
Intangible assets:
Completed technology	$430	$42	$341	$296
Customer relationships	300	25	63	45
Trademarks and other	40	2	2	2

	$770	$69	$406	$343

Amortization expense on intangible assets, which is included within Other charges in the combined statements of operations, is summarized in the following table:

	May 23 to December 31, 2012	January 1 to May 22, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	Successor	Predecessor	Predecessor	Predecessor
Amortization expense	$69	$14	$48	$51

As of December 31, 2012, future amortization expense is estimated to be $119 million in 2013, $119 million in 2014, $119 million in 2015, $119 million in 2016, $119 million in 2017, and $106 million thereafter.

Intangible assets and accumulated amortization, excluding goodwill, by business segment are as follows:

December 31:	2011
	Gross carrying amount	Accumulated amortization
	Predecessor
Intangible assets:
Home Devices	$174	$(125)
Network Infrastructure Solutions	232	(218)

	$406	$(343)

Google considers the entire Business to be one individual reporting unit for the purposes of Google’s segment reporting and did not allocate intangible assets to the Business’s standalone reporting units after they were revalued on May 23, 2012. As a result, intangible asset information for the Home Devices and Networks Infrastructure Solutions reporting units is not available for the Successor period ended December 31, 2012.

(b)	Goodwill

The following table displays a roll forward of the carrying amount of goodwill from January 1, 2010 to May 22, 2012:

	Home Devices Segment	Network Infrastructure Solutions Segment	Total
Balance as of January 1, 2010 (Predecessor):
Aggregate goodwill acquired	$921	$437	$1,358
Accumulated impairment losses	—	(73)	(73)

Goodwill, net of impairment losses	921	364	1,285
Goodwill acquired in 2010	23	6	29
Balance as of December 31, 2010 (Predecessor):
Aggregate goodwill acquired	944	443	1,387
Accumulated impairment losses	—	(73)	(73)

Goodwill, net of impairment losses	944	370	1,314
Goodwill acquired in 2011	27	—	27
Balance as of December 31, 2011 (Predecessor):
Aggregate goodwill acquired	971	443	1,414
Accumulated impairment losses	—	(73)	(73)

Goodwill, net of impairment losses	971	370	1,341
Goodwill acquired from January 1, 2012 to May 22, 2012	—	—	—
Balance as of May 22, 2012 (Predecessor):
Aggregate goodwill acquired	971	443	1,414
Accumulated impairment losses	—	(73)	(73)

Goodwill, net of impairment losses	$971	$370	$1,341

Google considers the entire Business to be one individual reporting unit for the purposes of Google’s segment reporting and did not allocate Goodwill to the Business’s standalone reporting units after it was revalued on

May 23, 2012. As a result, goodwill information for the Home Devices and Networks Infrastructure Solutions reporting units is not available for the Successor period ended December 31, 2012. The following table displays a roll forward of the carrying amount of Goodwill from May 23, 2012 through December 31, 2012 for the Business:

	Aggregate Goodwill Acquired	Accumulated Impairment Losses	Goodwill, Net
Successor
Revalued balance at May 23, 2012	$577	$—	$577

Aggregate goodwill acquired from May 23, 2012 through December 31, 2012	—	—	—

Balance at December 31, 2012	$577	$—	$577

The Business conducts its annual assessment of goodwill for impairment in the fourth quarter of each year. The goodwill impairment test is performed at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment. The Business has identified two reporting units, the Home Devices reporting unit and the Network Infrastructure Solutions reporting unit. For the 2012 and 2011 annual assessments, the Business adopted new accounting guidance that allowed us to perform a qualitative assessment to determine whether it was more likely than not that the goodwill balance had been impaired. For the 2010 annual assessment the Business performed valuation analyses utilizing both income and market-based approaches in its goodwill assessment process. The determination of the fair value of the reporting units and other assets and liabilities within the reporting units requires the Business to make significant estimates and assumptions. Based on the results of the 2012, 2011, and 2010 annual assessments of the recoverability of goodwill, the Business determined that there was no impairment to goodwill.

(14)	Valuation and Qualifying Accounts

The following table presents the valuation and qualifying account activity for the years ended December 31, 2012, 2011, and 2010:

	Balance at beginning of period	Charged to earnings	Adjustments	Used	Balance at end of period

Successor
May 23 to December 31, 2012

Reorganization of businesses	$1	$24	$—	$(11)	$14
Allowance for doubtful accounts	—	1	—	—	1
Inventory reserves	—	16	—	(5)	11
Warranty reserves	60	13	(1)	(15)	57
Predecessor
January 1 to May 22, 2012

Reorganization of businesses	5	—	—	(4)	1
Allowance for doubtful accounts	5	—	(1)	—	4
Inventory reserves	52	6	2	(18)	42
Warranty reserves	62	13	—	(15)	60

Predecessor
Year ended December 31, 2011:

Reorganization of businesses	19	6	(4)	(16)	5
Allowance for doubtful accounts	7	—	—	(2)	5
Inventory reserves	73	21	2	(44)	52
Warranty reserves	63	40	(4)	(37)	62

Predecessor
Year ended December 31, 2010:

Reorganization of businesses	4	28	(1)	(12)	19
Allowance for doubtful accounts	15	—	(1)	(7)	7
Inventory reserves	67	30	3	(27)	73
Warranty reserves	$62	$45	$—	$(44)	$63

Adjustments include foreign currency translation adjustments, reserves transferred and recoveries of prior reserves.